EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
1. ClassroomDirect.com, LLC	Delaware

2. Childcraft Education Corp.	New York

3. Bird-in-Hand Woodworks, Inc.	New Jersey

4. Frey Scientific, Inc.	Delaware

5. Sportime, LLC	Delaware

6. Sax Arts & Crafts, Inc.	Delaware

7. New School, Inc.	Delaware

8. Premier Agendas, Inc.	Washington

9. Premier School Agendas, Ltd.	Canada

10. Amalgamated Widgets, Inc.	Wisconsin

11. Select Agendas, Corp.	Canada

12. Califone International, Inc.	Delaware

13. Delta Education, LLC	Delaware